DELAWARE GROUP ADVISER FUNDS

Registration No. 811-07972
FORM N-SAR
Annual Period Ended October 31, 2012

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On August 23, 2012, the Board of Trustees of Delaware Group Adviser Funds (the ?Registrant?) voted to approve changes related to Delaware Diversified Income Fund?s (the ?Fund?) investment policy in emerging markets debt securities. The changes to the Fund?s investment strategies are incorporated herein by reference to the supplements dated August 28, 2012 to the Registrant?s prospectuses for the Fund dated February 28, 2012, as filed with the Securities and Exchange Commission on August 28, 2012 (SEC Accession No. 0001137439-12-000252 and SEC Accession No. 0001137439-12-000254).

SUB-ITEM 77M: Mergers

During the period ended October 31, 2012, Delaware Group Adviser Funds - Delaware Global Real Estate Opportunities Fund was the successor of a reorganization of Delaware Group Equity Funds IV ? Delaware Global Real Estate Securities Fund and Delaware Pooled Trust ? The Global Real Estate Securities Portfolio. Please see the shareholder report dated October 31, 2012 for more information.

SUB-ITEM 77Q.1: Exhibits

Exhibit Reference

77.Q.1(e).1 Amendment No. 2 to Exhibit A of the Investment Management Agreement (amended September 28, 2012) between Delaware Group Adviser Funds and Delaware Management Company, a series of Delaware Management Business Trust attached as Exhibit.

WS: MFG_Philadelphia: 867022: v2

WS: MFG_Philadelphia: 867022: v2